EXHIBIT 99

Avnet, Inc. 2211 South 47 Street Phoenix, AZ 85034

PRESS RELEASE

October 23, 2003

Avnet, Inc. Schedules First Quarter Fiscal Year 2004
Earnings Announcement

Avnet, Inc. (NYSE:AVT) announced today that its first quarter fiscal year 2004 earnings announcement will be webcast live via the Internet at www.ir.avnet.com on Thursday, October 30, 2003. Avnet will issue a press release outlining its financial results followed by an interactive webcast at 5:00 p.m. Eastern, 4:00 p.m. Central, 3:00 p.m. Mountain/Arizona and 2:00 p.m. Pacific time.

Roy Vallee, Avnet’s chairman and chief executive officer and Ray Sadowski, Avnet’s chief financial officer, along with other members of Avnet’s senior management team, will comment on the Company’s results and respond to participant’s questions, which may be submitted via the Internet.

Please log on to the webcast at least 15 minutes prior to the start of the event to download any necessary software (RealPlayer or Windows Media Player) and to register for the webcast. Additional financial information accompanying the webcast can also be accessed at www.ir.avnet.com.

Phoenix, Arizona-based Avnet, Inc. is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 68 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Fortune 500 company, Avnet’s revenues for fiscal 2003 (year ended June 27, 2003) were $9.05 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. John. J. Hovis Vice President and Director, Investor Relations 480/643-7053 investorrelations@avnet.com